Diversified Investors Funds Group

(a) Special Meeting on May 7, 2002.
 Meeting adjourned until June 28, 2002.
(b) Election of a Board of Trustees: Neal M. Jewell,
 Robert Lester Lindsay, Peter Kunkel, Eugene M. Mannella,
Mark Mullin, Joyce Galpern Norden, Patricia L. Sawyer
(c) ITEM 1. To elect a Board of Trustees.

Affirmative Votes = 160,171,394.07
Negative Votes 	= 378,976.56